Exhibit 99.1

Contact:

Media: Jessie Wuerst (509) 495-8578 jessie.wuerst@avistacorp.com

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Avista Corp. Reports Earnings for the Second Quarter and Year-to-Date 2006

SPOKANE, Wash. – August 2, 2006, 4:05 a.m. PDT: Avista Corp. (NYSE: AVA) today reported net income of $13.5 million, or $0.27 per diluted share, for the second quarter of 2006, a decrease as compared to net income of $18.6 million, or $0.38 per diluted share, for the second quarter of 2005. For the six months ended June 30, 2006, Avista Corp.’s net income was $45.0 million, or $0.91 per diluted share, an increase as compared to net income of $28.8 million, or $0.59 per diluted share, for the six months ended June 30, 2005.

“We are on track for a good year in 2006 due to improved year-to-date earnings from Avista Utilities and the continued trend of earnings growth from Advantage IQ,” said Avista Chairman and Chief Executive Officer Gary G. Ely. “We are satisfied with Avista Energy’s operations, which are on track for the year as measured on an economic basis. However, its reported results continue to differ from economic results due to the required accounting for certain contracts and assets under management,” Ely added.

Results for the second quarter of 2006 and the six months ended June 30, 2006 (YTD), as compared to the respective periods of 2005:

($ in thousands, except per-share data)	Q2 2006	Q2 2005	YTD 2006	YTD 2005
Operating Revenues	$287,394	$272,832	$786,596	$635,496
Income from Operations	$42,578	$49,219	$113,516	$87,402
Net Income	$13,459	$18,604	$45,031	$28,793

Net Income (Loss) by Business Segment:
Avista Utilities	$16,879	$18,407	$43,051	$37,393
Energy Marketing & Resource Management	$(4,610)	$(250)	$436	$(8,608)
Advantage IQ	$1,558	$918	$2,985	$1,726
Other	$(368)	$(471)	$(1,441)	$(1,718)

Contribution to earnings per diluted share by Business Segment:
Avista Utilities	$0.34	$0.38	$0.87	$0.76
Energy Marketing & Resource Management	$(0.09)	$(0.01)	$0.01	$(0.18)
Advantage IQ	$0.03	$0.02	$0.06	$0.04
Other	$(0.01)	$(0.01)	$(0.03)	$(0.03)
Total earnings per diluted share	$0.27	$0.38	$0.91	$0.59

Second Quarter and Year-to-Date 2006 Highlights

Avista Utilities: For the second quarter of 2006 Avista Utilities’ net income decreased as compared to the same period in 2005. This decrease was primarily due to the $3.2 million pre-tax gain on the sale of Avista’s South Lake Tahoe, California natural gas distribution properties during the second quarter of 2005, as well as an increase in interest expense for the second quarter of 2006. During the first half of 2005, the company carried higher levels of short-term borrowings under its committed line of credit at relatively low interest rates. During the fourth quarter of 2005, the company essentially refinanced these borrowings on a long-term basis at a fixed interest rate of 6.25 percent. A result of this prudent long-term financing decision was an increase in interest expense for 2006 as compared to 2005. Gross margin increased for the second quarter of 2006 as compared to the second quarter of 2005 primarily due to lower power supply costs, the effects of the Jan. 1, 2006, Washington general rate increase and customer growth. The increase in gross margin was partially offset by an increase in other operating expenses and taxes other than income taxes.

Net income for Avista Utilities increased for the six months ended June 30, 2006, as compared to the six months ended June 30, 2005, due to several factors. Most significantly, electric resource costs were lower than the amount included in base retail rates. These lower costs were primarily the result of improved hydroelectric generation during the first half of the year. Avista Utilities’ benefit under the Energy Recovery Mechanism (ERM) was $7.2 million for the first half of 2006 as compared to $0.7 million for the first half of 2005.

In June 2006, the Washington Utilities and Transportation Commission (WUTC) approved the modification of the ERM through a settlement agreement between Avista and the other parties in the proceeding. The settlement agreement provides for the continuation of the ERM with certain agreed-upon modifications and was effective retroactive to Jan. 1, 2006. The settling parties have agreed to review the ERM after five years.

Under the modified ERM, Avista’s annual deadband is reduced from $9 million to $4 million. Annual power supply cost variances between $4 million and $10 million will be shared equally between Avista and its customers. As such, 50 percent of the annual power supply cost variance in this range is deferred for future surcharge or rebate to Avista’s customers, and the remaining 50 percent is an expense of, or benefit to, Avista. Once the annual power supply cost variance from the amount included in base rates exceeds $10 million, 90 percent of the cost variance will be deferred for future surcharge or rebate. The remaining 10 percent of the variance beyond $10 million is an expense of, or benefit to, Avista without affecting current or future customer rates.

Also contributing to the increase in net income for the first half of 2006 was the general rate increase implemented in Washington on Jan. 1, 2006, and the sale of claims against Enron Corporation and certain of its affiliates during the first quarter of 2006.

During the first half of 2006, Avista Utilities’ power and natural gas deferrals were reduced by $37.9 million. As of June 30, 2006, deferred power costs were $80.0 million and deferred natural gas costs were $29.7 million.

Avista is forecasting hydroelectric generation to be 104 percent of normal in 2006 assuming normal precipitation for the remainder of the year. This forecast may be revised based on precipitation, temperatures and other variables during the year.

Energy Marketing and Resource Management: This business segment had a net loss for the second quarter of 2006 due to the significant difference between the economic management and the required accounting for certain contracts and physical assets under the management of Avista Energy. The operations of Avista Energy are managed on an economic basis, reflecting contracts and assets under management at estimated market value, consistent with industry practices, which is different from the required accounting for certain contracts and physical assets under management. These differences primarily relate to Avista Energy’s management of natural gas inventory and its control of natural gas-fired generation through a power purchase agreement, as well as certain other agreements. These differences had an estimated $7.9 million (or $0.16 per diluted share) after-tax negative effect on results for the second quarter of 2006 compared to an estimated $2.3 million (or $0.05 per diluted share) after-tax positive effect on results for the second quarter of 2005.

This business segment had net income for the first half of 2006 as compared to a significant net loss for the first half of 2005. The improved results were primarily due to Avista Energy’s asset management activities and positive results from its natural gas end-user business and natural gas trading. The estimated difference between the economic management and the required accounting for certain contracts and physical assets under management had an estimated $5.3 million (or $0.11 per diluted share) after-tax negative effect on results for the six months ended June 30, 2006, as compared to an estimated $3.9 million (or $0.08 per diluted share) after-tax negative effect on results for the six months ended June 30, 2005.

Economic results for this segment were consistent with the company’s expectations for the first half of 2006. A significant portion of the estimated $5.3 million difference between the economic management and the required accounting for certain contracts and physical assets under management for the first half of 2006 is expected to reverse in the first half of 2007 when the contracts are settled or realized. This assumes stable commodity prices and no additional transactions by Avista Energy. Until the contracts are settled or realized, this difference could also increase or decrease due to changes in forward market prices.

Advantage IQ: To more effectively communicate its identity in the marketplace and to enhance the understanding of the services they provide, Avista Advantage has changed its name to Advantage IQ. The earnings improvement at Advantage IQ for the second quarter and first half of 2006 as compared to the same periods in 2005 was primarily due to an increase in operating revenues resulting from customer growth. Advantage IQ’s revenues increased by 25 percent for the six months ended June 30, 2006, as compared to the six months ended June 30, 2005, while the dollar volume of bills processed increased by 19 percent for the same period. Advantage IQ has over 350 clients representing approximately 192,000 billed sites in North America.

Other Business Segment: The net loss in the Other business segment was less for the second quarter and first half of 2006 as compared to the second quarter and first half of 2005, primarily due to the improved performance of Advanced Manufacturing and Development (doing business as METALfx).

Liquidity and Capital Resources: Total debt outstanding for Avista Corp. decreased approximately $64 million in the first half of 2006 primarily due to operating cash flows in excess of utility capital expenditures, dividends and other funding requirements.

Avista Utilities plans to continue to invest in its generation, transmission and distribution systems with a focus on providing reliable service to its customers. The utility capital budget is approximately $160 million for 2006, and for the first half of the year these capital expenditures totaled approximately $70 million.

Potential Holding Company Formation: At the 2006 Annual Meeting on May 11, Avista Corp. shareholders approved a proposal to proceed with a statutory share exchange, which would change the company’s organization to a holding company structure.

The holding company is expected to ultimately become the parent to Avista Utilities and Avista Capital, which is the parent to the company’s non-utility subsidiaries. Avista Corp. received approval from the Federal Energy Regulatory Commission on April 18, 2006, (conditioned on approval by the state regulatory agencies) and from the Idaho Public Utilities Commission on June 30, 2006. Avista Corp. also has filed for approval from the utility regulators in Washington, Oregon and Montana. The statutory share exchange is subject to the receipt of the remaining state regulatory approvals and the satisfaction of other conditions. The company anticipates that the statutory share exchange and the holding company structure implementation will not be completed earlier than the fourth quarter of 2006.

Earnings Guidance and Outlook

For 2006, Avista Corp. is confirming its guidance for consolidated earnings to be in the range of $1.30 to $1.45 per diluted share. The company expects Avista Utilities to contribute in the range of $1.00 to $1.15 per diluted share for 2006. The outlook for the utility assumes, among other variables, near normal weather, temperatures and hydroelectric generation for the remainder of the year. The 2006 outlook for the Energy Marketing and Resource Management segment is a contribution range of $0.20 to $0.30 per diluted share, excluding any positive or negative effects related to the required accounting for certain contracts and physical assets under management. Avista Corp. expects Advantage IQ to contribute in a range of $0.10 to $0.12 per diluted share and the Other business segment to lose $0.05 per diluted share.

Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides service to 339,000 electric and 298,000 natural gas customers in three Western states. Avista’s non-regulated subsidiaries include Advantage IQ and Avista Energy. Avista Corp.’s stock is traded under the ticker symbol “AVA.” For more information about Avista, please visit www.avistacorp.com.

Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation.

NOTE: Avista Corp. will host a conference call on August 2, 2006, at 10:30 a.m. EDT to discuss this report with financial analysts. Investors, news media and other interested parties may listen to the simultaneous webcast of this conference call. To register for the webcast, please go to www.avistacorp.com.

A replay of the conference call will be available until August 9, 2006. Call (888) 286-8010, passcode 44199070 to listen to the replay. The webcast will be archived at www.avistacorp.com for one year.

The attached condensed consolidated statements of income, condensed consolidated balance sheets, and financial and operating highlights are integral parts of this earnings release.

This news release contains forward-looking statements, including statements regarding the company’s current expectations for future financial performance and cash flows, capital expenditures, the company’s current plans or objectives for future operations, future hydroelectric generation projections and other factors, which may affect the company in the future. Such statements are subject to a variety of risks, uncertainties and other factors, most of which are beyond the company’s control and many of which could have significant impact on the company’s operations, results of operations, financial condition or cash flows and could cause actual results to differ materially from the those anticipated in such statements.

The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: weather conditions, including the effect of precipitation and temperatures on the availability of hydroelectric resources and the effect of temperatures on customer demand; changes in wholesale energy prices that can affect, among other things, cash requirements to purchase electricity natural gas for retail customers and natural gas fuel for electric generation, as well as the market value of derivative assets and liabilities and unrealized gains and losses; volatility and illiquidity in wholesale energy markets, including the availability and prices of purchased energy and demand for energy sales; the effect of state and federal regulatory decisions affecting the ability of the Company to recover its costs and/or earn a reasonable return, including, but not limited to, the disallowance of previously deferred costs; the outcome of pending regulatory and legal proceedings arising out of the “western energy crisis” of 2001 and 2002, and including possible retroactive price caps and resulting refunds; the outcome of legal proceedings and other contingencies concerning the Company or affecting directly or indirectly its operations; the potential effects of any legislation or administrative rulemaking passed into law; the potential impact of changes to electric transmission ownership, operation and governance, such as the formation of one or more regional transmission organizations or similar entities; wholesale and retail competition including, but not limited to, electric retail wheeling and transmission costs; the ability to relicense and maintain licenses for hydroelectric generating facilities at cost-effective levels with reasonable terms and conditions; unplanned outages at any Company-owned generating facilities or the inability of generating facilities to operate as intended; unanticipated delays or changes in construction costs, as well as the ability to obtain required operating permits with respect to present or prospective facilities; natural disasters that can disrupt energy delivery as well as the availability and costs of materials and supplies and support services; blackouts or large disruptions of transmission systems, which can have an impact on the Company’s ability to deliver energy to its customers; the potential for future terrorist attacks or other malicious acts, particularly with respect to utility plant assets; changes in the long-term climate of the Pacific Northwest, which can affect, among other things, customer demand patterns and the volume and timing of streamflows to hydroelectric resources; changes in future economic conditions in the Company’s service territory and the United States in general, including inflation or deflation and monetary policy; changes in industrial, commercial and residential growth and demographic patterns in the Company’s service territory; the loss of significant customers and/or suppliers; failure to deliver on the part of any parties from which the Company purchases and/or sells capacity or energy; changes in the creditworthiness of customers and energy trading counterparties; the Company’s ability to obtain financing through the issuance of debt and/or equity securities, which can be affected by various factors including the Company’s credit ratings, interest rate fluctuations and other capital market conditions; the effect of any potential change in the Company’s credit ratings; changes in actuarial assumptions, the interest rate environment and the actual return on plan assets with respect to the Company’s pension plan, which can affect future funding obligations, costs and pension plan liabilities; increasing health care costs and the resulting effect on health insurance premiums paid for employees and on the obligation to provide postretirement health care benefits; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; employee issues, including changes in collective bargaining unit agreements, strikes, work stoppages or the loss of key executives, as well as the ability to recruit and retain employees; changes in rapidly advancing technologies, possibly making some of the current technology quickly obsolete; changes in tax rates and/or policies; changes in, and compliance with, environmental and endangered species laws, regulations, decisions and policies, including present and potential environmental remediation costs; and changes in the strategic business plans of the Company and/or any of its subsidiaries, which may be affected by any or all of the foregoing, including the entry into new businesses and/or the exit from existing businesses.

For a further discussion of these factors and other important factors, please refer to the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. The forward-looking statements contained in this news release speak only as of the date hereof. The company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the company’s business or the extent to which any such factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

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AVISTA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in Thousands except Per Share Amounts)

	Second Quarter		Six Months Ended June 30,
	2006	2005	2006	2005
Operating revenues	$287,394	$272,832	$786,596	$635,496

Operating expenses:
Resource costs	140,282	130,975	462,014	353,132
Other operating expenses	64,787	58,683	126,825	118,013
Depreciation and amortization	21,424	21,388	43,852	44,094
Utility taxes other than income taxes	18,323	15,776	40,389	36,064

Total operating expenses	244,816	226,822	673,080	551,303

Gain on sale of utility properties	—	3,209	—	3,209

Income from operations	42,578	49,219	113,516	87,402

Other income (expense):
Interest expense, net of capitalized interest	(23,329)	(22,533)	(46,653)	(45,519)
Other income - net	2,078	1,840	4,553	3,662

Total other income (expense) - net	(21,251)	(20,693)	(42,100)	(41,857)

Income before income taxes	21,327	28,526	71,416	45,545
Income taxes	7,868	9,922	26,385	16,752

Net income	$13,459	$18,604	$45,031	$28,793

Weighted-average common shares outstanding (thousands), basic	48,958	48,508	48,877	48,493
Weighted-average common shares outstanding (thousands), diluted	49,694	48,904	49,498	48,893
Total earnings per common share, basic	$0.27	$0.38	$0.92	$0.59

Total earnings per common share, diluted	$0.27	$0.38	$0.91	$0.59

Dividends paid per common share	$0.140	$0.135	$0.280	$0.270

Issued August 2, 2006

AVISTA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in Thousands)

	June 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$35,849	$25,917
Restricted cash	40,140	25,634
Accounts and notes receivable	211,161	502,947
Current energy commodity derivative assets	416,906	918,609
Other current assets	326,128	297,261
Total net utility property	2,156,918	2,126,417
Non-utility properties and investments-net	60,255	77,731
Non-current energy commodity derivative assets	383,883	511,280
Other property and investments-net	61,384	61,944
Regulatory assets for deferred income taxes	108,737	114,109
Other regulatory assets	29,940	26,660
Non-current utility energy commodity derivative assets	61,405	46,731
Power and natural gas deferrals	109,747	147,622
Unamortized debt expense	45,627	48,522
Other deferred charges	18,957	17,110

Total Assets	$4,067,037	$4,948,494

Liabilities and Stockholders’ Equity
Accounts payable	$230,095	$511,427
Current energy commodity derivative liabilities	398,472	906,794
Current portion of long-term debt	201,435	39,524
Short-term borrowings	7,000	63,494
Other current liabilities	254,250	208,649
Long-term debt	820,400	989,990
Long-term debt to affiliated trusts	113,403	113,403
Preferred stock (subject to mandatory redemption)	26,250	26,250
Non-current energy commodity derivative liabilities	378,549	488,644
Regulatory liability for utility plant retirement costs	191,760	186,635
Deferred income taxes	470,887	488,934
Other non-current liabilities and deferred credits	155,831	153,622

Total Liabilities	3,248,332	4,177,366

Common stock - net (49,043,990 and 48,593,139 outstanding shares)	630,380	620,598
Retained earnings and accumulated other comprehensive loss	188,325	150,530

Total Stockholders’ Equity	818,705	771,128

Total Liabilities and Stockholders’ Equity	$4,067,037	$4,948,494

Issued August 2, 2006

AVISTA CORPORATION

FINANCIAL AND OPERATING HIGHLIGHTS

(Dollars in Thousands)

	Second Quarter		Six Months Ended June 30,
	2006	2005	2006	2005
Avista Utilities
Retail electric revenues	$126,394	$115,372	$271,788	$251,219
Retail kWh sales (in millions)	2,011	1,930	4,303	4,180
Retail electric customers at end of period	339,091	331,311	339,091	331,311
Wholesale electric revenues	$33,278	$32,743	$72,429	$60,477
Wholesale kWh sales (in millions)	929	864	1,404	1,362
Sales of fuel	$8,310	$16,606	$39,247	$26,253
Other electric revenues	$4,513	$4,025	$11,038	$7,843
Retail natural gas revenues	$63,019	$52,674	$229,980	$191,868
Wholesale natural gas revenues	$19,682	$13,676	$50,897	$13,790
Transportation and other natural gas revenues	$2,880	$3,223	$5,987	$6,585
Total therms delivered (in thousands)	121,150	110,244	342,774	293,337
Retail natural gas customers at end of period	298,490	289,688	298,490	289,688
Income from operations (pre-tax)	$49,338	$48,903	$112,250	$100,509
Net income	$16,879	$18,407	$43,051	$37,393

Energy Marketing and Resource Management
Gross margin (operating revenues less resource costs)	$(3,881)	$3,773	$7,534	$(4,811)
Realized gross margin	$12,197	$3,565	$17,472	$12,493
Unrealized gross margin	$(16,078)	$208	$(9,938)	$(17,304)
Income (loss) from operations (pre-tax)	$(8,906)	$(973)	$(2,586)	$(14,781)
Net income (loss)	$(4,610)	$(250)	$436	$(8,608)
Electric sales (millions of kWhs)	6,891	6,902	13,870	13,670
Natural gas sales (thousands of dekatherms)	46,367	31,221	96,530	86,116

Advantage IQ
Revenues	$9,545	$7,703	$18,622	$14,943
Income from operations (pre-tax)	$2,563	$1,658	$4,962	$3,134
Net income	$1,558	$918	$2,985	$1,726

Other
Revenues	$5,458	$4,784	$10,751	$8,632
Loss from operations (pre-tax)	$(417)	$(369)	$(1,110)	$(1,460)
Net loss	$(368)	$(471)	$(1,441)	$(1,718)
Issued August 2, 2006